Press Release For immediate release
Invesco Ltd. Announces December 31, 2019
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, January 13, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,226.2 billion, an increase of 2.0% versus previous month-end. The increase was driven by reinvested distributions, favorable market returns, foreign exchange, and net inflows in money market and non-management fee earning AUM, partially offset by net long-term outflows. Reinvested distributions and FX increased AUM by $12.9 billion and $4.0 billion, respectively. Preliminary average total AUM for the quarter through December 31 were $1,200.6 billion, and preliminary average active AUM for the quarter through December 31 were $914.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2019(a)	$1,226.2	$598.8	$283.5	$67.3	$91.4	$185.2
November 30, 2019	$1,201.9	$582.6	$281.6	$65.7	$88.4	$183.6
October 31, 2019	$1,195.2	$567.9	$282.0	$65.4	$94.1	$185.8
September 30, 2019	$1,184.4	$556.8	$281.1	$63.8	$97.7	$185.0
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2019(a)	$929.2	$381.7	$224.6	$66.4	$91.4	$165.1
November 30, 2019	$911.6	$372.8	$221.2	$64.9	$88.4	$164.3
October 31, 2019	$911.6	$366.0	$220.8	$64.6	$94.1	$166.1
September 30, 2019	$907.0	$360.2	$220.4	$63.0	$97.7	$165.7
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2019(a)	$297.0	$217.1	$58.9	$0.9	$—	$20.1
November 30, 2019	$290.3	$209.8	$60.4	$0.8	$—	$19.3
October 31, 2019	$283.6	$201.9	$61.2	$0.8	$—	$19.7
September 30, 2019	$277.4	$196.6	$60.7	$0.8	$—	$19.3

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.

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